Exhibit 99.1

CONTACTS:

Investor Relations:	Media Relations:
Carole Curtin	Bob Meldrum
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com
303-566-1000	303-566-1354

Time Warner Telecom Announces Second Quarter 2004 Results

LITTLETON, Colo. – August 4, 2004 – Time Warner Telecom Inc. (NASDAQ: TWTC), a leading provider of managed voice and data networking solutions for business customers, today announced its second quarter 2004 financial results, including $162.8 million in revenue, $55.2 million in EBITDA1, and a net loss of $(27.2) million.

“We are making steady progress growing our revenue from enterprise customers,” said Larissa Herda, Time Warner Telecom’s Chairman, CEO and President. “While volatility continues in the telecom sector, we continue to pursue enterprise customers with a robust product suite which distinguishes us from others, as well as focusing on ongoing sales to quality carriers. Our revenue this quarter grew over the first quarter, as enterprise sales outpaced the headwinds we have been experiencing from disconnects, pricing pressures and other market dynamics. We are pleased with these results, and we continue to focus on delivering innovative ways to serve our customers.”

Highlights for the Quarter

For the quarter ending June 30, 2004 the Company —

•	Grew enterprise revenue $2.7 million sequentially, partially offset by a $1.5 million decrease in other revenue, including a $.9 million decrease in intercarrier compensation

•	Grew enterprise revenue $9.3 million, or 13% year over year, offset by the following decreases - $3.3 million in carrier revenue, $2.6 million in related party revenue and $3.4 million in intercarrier compensation

•	Produced EBITDA of $55.2 million and EBITDA margin of 34%

•	Increased the number of buildings served directly by the Company’s fiber network by 24%, year over year

•	Grew customers by 20%, year over year, and

•	Launched a series of new products, including expansion of the Company’s Ethernet and VersiPak product suites as well as launching a new Managed Security Service

Second Quarter 2004 compared to First Quarter 2004

Revenue

Revenue for the quarter was $162.8 million, as compared to $161.6 million for the first quarter of 2004, an increase of $1.2 million sequentially. The primary components of the change included:

•	$2.7 million net increase in revenue from enterprise customers, primarily from the sale of data and Internet services

•	$2.2 million net increase from carriers and ISPs, primarily due to favorable dispute and contract settlements

•	$2.3 million decrease for a bankruptcy settlement received in the first quarter which did not recur in the second quarter

•	$.5 million net decrease from related parties

•	$.9 million decrease in intercarrier compensation due to lower minutes of use and lower rates

By product line, the percentage change in revenue for the second quarter over the first quarter was as follows:

•	5% increase for data and Internet services due to success with Ethernet and IP-based product sales

•	3% increase for switched services, primarily due to growth in bundled voice products

•	1% decrease for dedicated transport services, primarily due to carrier disconnects as well as pricing pressures

EBITDA and Margins

EBITDA for the quarter was $55.2 million, reflecting an increase of 6%, or $3.2 million, from the first quarter. Contributing to the increase was a $1.9 million improvement in selling, general and administrative expenses primarily due to a bad debt recovery in the current period. EBITDA margin was 34% compared to 32%, and gross margin was 61% compared to 60% for the second and first quarters of 2004, respectively. The Company utilizes a fully burdened gross margin, including network costs, national IP backbone costs and personnel costs for customer care, provisioning, network maintenance, technical field and network operations.

Net Loss

The Company reported a net loss of $(27.2) million, or $(.23) per share for the quarter, compared to a net loss of $(38.8) million or $(.34) per share for the first quarter. The decrease in the loss primarily relates to $8.9 million of deferred loan costs and related fees which were expensed in the first quarter in conjunction with a refinancing.

Second Quarter 2004 compared to Second Quarter 2003

Revenue

Quarterly revenue was $162.8 million for both quarters. The primary change in revenue included:

•	$9.3 million net increase in revenue from enterprise customers, primarily from the sale of data and Internet services

•	$3.3 million net decrease from carriers and ISPs, primarily due to disconnects and pricing pressures

•	$2.6 million net decrease from related parties, primarily due to a decrease in transport services being purchased by their Internet-related businesses

•	$3.4 million decrease in intercarrier compensation due to lower minutes of use and lower rates

By product line, the percentage change in revenue year over year was as follows:

•	24% increase for data and Internet services due to success with Ethernet and IP-based product sales

•	8% increase for switched services, primarily due to growth in bundled voice products

•	6% decrease for dedicated transport services, primarily due to disconnects and pricing pressures

EBITDA and Margins

EBITDA for the quarter was $55.2 million, reflecting a 10% increase, or $5.0 million, from the same period last year. Contributing to the increase was a $3.8 million improvement in selling, general and administrative expenses primarily due to a bad debt recovery in the current period. EBITDA margin was 34% for the quarter as compared to 31% for the same period last year. Gross margin was 61% for the current quarter as compared to 60% for the same period last year.

Net Loss

The Company reported a net loss of $(27.2) million, or $(.23) per share, for the quarter, compared to a net loss of $(29.0) million or $(.25) per share for the same period last year.

Other Operating Highlights

Capital Expenditures

Capital expenditures were $44.0 million for the quarter, compared to $31.5 million for the first quarter, and $27.9 million in the second quarter last year. The Company continues to expect capital expenditures for 2004 to be $150 million to $175 million, which includes costs for continued expansion of its network, the addition of more buildings to the network, and infrastructure for new products.

Other Revenue Items

The Company expects additional disconnects from related parties over the next several quarters resulting in a reduction of quarterly revenue by approximately $1 million. In conjunction with the mandated rate reduction by the FCC for switched access, the Company adjusted its rates on June 21 to be at parity with the competing Incumbent Local Exchange Carriers. The rate reduction had minimal impact on the current quarter but is expected to decrease intercarrier compensation by approximately $2.0 million in the third quarter, subject to fluctuations in minutes of use.

The Company continues to experience a high level of service disconnections, which resulted in the loss of $2.9 million of monthly revenue for the current quarter, $2.4 million in the first quarter of 2004 and $3.1 million for the second quarter last year.

New Product Announcements

The Company recently rolled out several new services to enhance existing product suites as well as launched a new managed security service.

The Company introduced its Multi-Point Extended Native LAN service. This product enhances the existing robust suite of Ethernet products by allowing any combination of customer locations throughout the Company’s service area to communicate with each other, effectively creating a national Ethernet WAN. This product is scalable with capacity from 2 megabits up to 1 gigabit. As an indication of the scale of the deployment, Juniper Networks, Inc., recently announced that Time Warner Telecom’s Virtual Private LAN service deployment was the largest in the United States.

The Company introduced VersiPak VRS, an enhancement to their existing converged product. VersiPak VRS allows customers to transfer private data between multiple branch locations with capacity needs up to 4.5 megabits. This new VersiPak product also allows customers to connect their smaller satellite or remote offices to their higher bandwidth Metro Ethernet solutions.

The Company also introduced a managed security service, which includes the introduction of network and CPE-based firewall and secure IP Virtual Private Network services. This service essentially stops unwanted in-coming traffic before it reaches the customer’s location.

Summary

“We continue to focus on growing our enterprise customer base as well as stabilizing our carrier revenue,” said Herda. “Our strategy to focus on enterprise customers has helped diversify our revenue stream and create growth opportunities. We are encouraged by the growth prospects of our data and Internet services. We remain focused on rational, long-term growth and profitability,” concluded Herda.

Time Warner Telecom Inc. plans to conduct a webcast conference call to discuss its earnings results on August 5 at 9:30 a.m. MT (11:30 a.m. ET). To access the webcast and the financial and statistical information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

1 EBITDA is defined as net income or loss before depreciation, amortization, accretion, asset impairment charge, interest expense, interest income, investment gains and losses, income tax expense and cumulative effect of change in accounting principle. (See a discussion below of EBITDA under “Financial Measures”.)

Financial Measures

The Company provides financial measures using generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends. These measures include EBITDA, which is a widely recognized metric of operating performance and liquidity. EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management believes that EBITDA is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating charges to earnings. Management uses EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements. EBITDA is reconciled to Net Loss, the most comparable GAAP measure to EBITDA, within the Consolidated Operating Highlights on pages 7 and 8.

The Company uses recurring revenue to enhance the comparability of its revenue performance between periods (see page 11 for reconciliation to GAAP Revenue). The Company presented EBITDA, gross margins, EBITDA margins and recurring revenue without the impact of reciprocal compensation settlements to enhance comparability of those measures between periods. Due to the significant positive impact of the Company’s settlement with WorldCom, Inc. (now MCI Inc.), the Company has presented its selected operating statistics on page 11, both as reported and net of the settlements as well as a reconciliation between the two, in order to assist in understanding the impact of the settlement and the Company’s performance during the quarter net of the impact of that event.

Forward Looking Statements

The statements in this press release concerning the outlook for 2004 and beyond, including expansion plans, growth prospects, service disconnects, pricing pressures and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. These risks include the risks summarized in the Company’s filings with the SEC, especially the section entitled “Risk Factors” in its 2003 Annual Report on Form 10-K. Time Warner Telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Time Warner Telecom Inc.

Time Warner Telecom Inc., headquartered in Littleton, Colo., is a leading provider of managed network solutions to a wide array of businesses and organizations in 44 U.S. metropolitan areas that require telecommunications intensive services. One of the country’s premier competitive telecom carriers, Time Warner Telecom integrates data, dedicated Internet access, and local and long distance voice services for long distance carriers, wireless communications companies, incumbent local exchange carriers, and such enterprise organizations as healthcare, finance, higher education, manufacturing, hospitality, state and local government, and military. Please visit www.twtelecom.com for more information.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1) (2)

	Three Months Ended
	6/30/04	3/31/04	Growth %
Revenue
Dedicated transport services	$83,552	$84,160	-1%
Switched services	39,321	38,113	3%
Data and Internet services	29,908	28,424	5%

	152,781	150,697	1%
Intercarrier compensation (3)	10,045	10,952	-8%

Total Revenue	162,826	161,649	1%

Expenses
Operating costs	64,221	64,317	0%

Gross Margin	98,605	97,332	1%
Selling, general and administrative	43,381	45,312	-4%

EBITDA	55,224	52,020	6%

Depreciation, amortization and accretion	54,590	56,813

Operating Income (Loss)	634	(4,793)
Interest expense	(28,811)	(35,822)
Interest income	1,224	1,319
Investment gains and (losses), net	20	690

Net loss before income taxes	(26,933)	(38,606)
Income tax expense	225	225

Net Loss	$(27,158)	$(38,831)

Capital Expenditures	$44,023	$31,548	40%

Gross Margin	61%	60%

EBITDA Margin	34%	32%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	See Page 11 for selected operating statistics.
(3)	Intercarrier Compensation includes switched access and reciprocal compensation.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1) (2)

	Three Months Ended June 30,			Six Months Ended June 30,
	2004	2003	Growth %	2004	2003	Growth %
Revenue
Dedicated transport services	$83,552	$88,842	-6%	$167,712	$175,354	-4%
Switched services	39,321	36,433	8%	77,434	76,324	1%
Data and Internet services	29,908	24,131	24%	58,332	48,435	20%

	152,781	149,406	2%	303,478	300,113	1%
Intercarrier compensation (3)	10,045	13,366	-25%	20,997	27,672	-24%

Total Revenue	162,826	162,772	0%	324,475	327,785	-1%

Expenses
Operating costs	64,221	65,463	-2%	128,538	131,830	-2%

Gross Margin	98,605	97,309	1%	195,937	195,955	0%
Selling, general and administrative	43,381	47,152	-8%	88,693	97,132	-9%

EBITDA	55,224	50,157	10%	107,244	98,823	9%

Depreciation, amortization and accretion	54,590	54,358		111,403	108,468

Operating Income (Loss)	634	(4,201)		(4,159)	(9,645)
Interest expense	(28,811)	(26,272)		(64,633)	(52,612)
Interest income	1,224	1,697		2,543	3,322
Investment gains and (losses), net	20	—		710	—

Net loss before income taxes	(26,933)	(28,776)		(65,539)	(58,935)
Income tax expense	225	225		450	450

Loss before cumulative effect of change in accounting principle	(27,158)	(29,001)		(65,989)	(59,385)
Cumulative effect of change in accounting principle (4)	—	—		—	2,965

Net Loss	$(27,158)	$(29,001)		$(65,989)	$(62,350)

Capital Expenditures	$44,023	$27,885	58%	$75,571	$50,258	50%

Gross Margin	61%	60%		60%	60%

EBITDA Margin	34%	31%		33%	30%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	See Page 11 for selected operating statistics.
(3)	Intercarrier Compensation includes switched access and reciprocal compensation.
(4)	Reflects implementation of Statement of Financial Accounting Standards No. 143 “Asset Retirement Obligations”.

Time Warner Telecom Inc.

Highlights of Results Per Share

Unaudited (1)

	Three Months Ended			Six Months Ended June 30,
	6/30/04	3/31/04	6/30/03	2004	2003
Weighted Average Shares Outstanding (thousands)

Basic and Diluted	115,673	115,515	114,930	115,594	114,929

Basic and Diluted Loss per Common Share	$(0.23)	$(0.34)	$(0.25)	$(0.57)	$(0.54)

	As of
	6/30/04	3/31/04	6/30/03
Common shares (thousands)

Actual Shares Outstanding	115,671	115,670	114,931

Options (thousands)
Options Outstanding	19,249	19,417	17,727

Options Exercisable	11,560	11,046	8,098

Options Exercisable and In-the-Money	1,574	1,507	231

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

Time Warner Telecom Inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	June 30, 2004	March 31, 2004
Cash and equivalents, and short-term investments	$463,166	$470,159

Receivables	54,953	54,600
Less: allowance	(13,834)	(14,850)

Net receivables	41,119	39,750

Other current assets	31,454	31,874

Long-term Investments	13,494	3,895

Property, plant and equipment	2,288,000	2,245,131
Less: accumulated depreciation	(961,586)	(907,506)

Net property, plant and equipment	1,326,414	1,337,625

Other Assets	97,892	94,544

Total	$1,973,539	$1,977,847

Current Liabilities
Accounts payable	$39,535	$34,922
Deferred revenue	23,678	25,912
Accrued taxes, franchise and other fees	72,871	71,532
Accrued interest	43,919	18,995
Accrued payroll and benefits	24,112	19,008
Current portion of debt and lease obligations	1,656	1,476
Other current liabilities	78,153	90,539

Total current liabilities	283,924	262,384

Long-Term Debt and Capital Lease Obligations
Floating rate Senior secured notes	240,000	240,000
9.25% Senior unsecured notes	200,000	200,000
9.75% Senior unsecured notes	400,000	400,000
10.125% Senior unsecured notes	400,000	400,000
Capital lease obligations	11,345	10,189
Less: current portion	(1,656)	(1,476)

Total long-term debt and capital lease obligations	1,249,689	1,248,713

Other Long-Term Liabilities	6,768	6,627

Stockholders’ Equity	433,158	460,123

Total	$1,973,539	$1,977,847

Summary of Cash & Investments
Cash and equivalents, and short-term investments	$463,166	$470,159
Long-term Investments	13,494	3,895

	$476,660	$474,054

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	Quarter Ended
	2003				2004
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30
Operating Metrics:
Route Miles
Metro	11,075	11,170	11,345	11,582	11,998	12,247
Regional	6,694	6,694	6,694	6,694	6,694	6,694

Total	17,769	17,864	18,039	18,276	18,692	18,941

Fiber Miles
Metro	602,988	604,668	614,942	624,034	626,873	637,081
Regional	237,277	269,759	274,459	274,459	273,963	273,963

Total	840,265	874,427	889,401	898,493	900,836	911,044

Buildings (2)
On-net	3,616	3,677	3,854	4,152	4,350	4,576
Type II	9,173	10,087	10,662	11,934	12,502	13,114

Total	12,789	13,764	14,516	16,086	16,852	17,690

Networks
Class 5 Switches	41	41	41	41	41	41
Soft Switches	12	12	12	12	12	12

Headcount
Total employees	1,916	1,932	2,010	2,009	1,982	1,971
Sales
Sales Account Executives	259	275	289	300	286	290
Customer Care Specialists (3)	—	—	—	2	19	20

	259	275	289	302	305	310

Customers	7,598	7,994	8,420	8,878	9,209	9,632

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Buildings “On-net” represents customer locations to which the Company’s fiber network is directly connected. Type II buildings are carried on the Company’s fiber network, including the Company’s switch for switched services, with a leased service from the Company’s distribution ring to the customer location.
(3)	Customer Care Specialists are responsible for selling to and retaining existing customers.

Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	Quarter Ended
	2003								2004
	Mar. 31	Jun. 30	Sept. 30 (Note 2)			Dec. 31 (Note 2)			Mar. 31 (Note 2)			Jun. 30
Financial Metrics: (1), (2)			As Reported	MCI/ WorldCom Settlement	Net of Settlement	As Reported	MCI/ WorldCom Settlement	Net of Settlement	As Reported	MCI/ WorldCom Settlement	Net of Settlement	As Reported
Revenue ($000)
Dedicated transport services	$86,512	$88,842	$94,066	$2,824	$91,242	$91,618	$4,125	$87,493	$84,160	$1,660	$82,500	$83,552
Switched services	39,891	36,433	38,957	95	38,862	37,508	—	37,508	38,113	(25)	38,138	39,321
Data and Internet services	24,304	24,131	25,700	2,245	23,455	30,441	5,048	25,393	28,424	675	27,749	29,908

Subtotal	150,707	149,406	158,723	5,164	153,559	159,567	9,173	150,394	150,697	2,310	148,387	152,781
Intercarrier Compensation	14,306	13,366	9,842	—	9,842	9,811	—	9,811	10,952	—	10,952	10,045

Recurring Revenue	165,013	162,772	168,565	5,164	163,401	169,378	9,173	160,205	161,649	2,310	159,339	162,826
Reciprocal Compensation settlements	—	—	3,863	—	3,863	—	—	—	—	—	—	—

Total Revenue	$165,013	$162,772	$172,428	$5,164	$167,264	$169,378	$9,173	$160,205	$161,649	$2,310	$159,339	$162,826
Operating Costs	66,367	65,463	66,631	—	66,631	65,861	—	65,861	64,317	—	64,317	64,221
Selling, general and administrative	49,980	47,152	31,162	(15,128)	46,290	44,631	—	44,631	45,312	(400)	45,712	43,381

EBITDA	$48,666	$50,157	$74,635	$20,292	$54,343	$58,886	$9,173	$49,713	$52,020	$2,710	$49,310	$55,224

EBITDA Reconciliation ($000)
As Reported	$48,666	$50,157	$74,635	$20,292	$54,343	$58,886	$9,173	$49,713	$52,020	$2,710	$49,310	$55,224
Less: Reciprocal compensation settlements	—	—	(3,863)	—	(3,863)	—	—	—	—	—	—	—

Without Reciprocal Compensation settlements (2)	$48,666	$50,157	$70,772	$20,292	$50,480	$58,886	$9,173	$49,713	$52,020	$2,710	$49,310	$55,224

Capital Expenditures ($000)	$22,373	$27,885	$34,529	—	$34,529	$44,910	—	$44,910	$31,548	—	$31,548	$44,023

Gross Margin (2)
As Reported	60%	60%	61%	n/a	60%	61%	n/a	59%	60%	n/a	60%	61%
Without Reciprocal Compensation settlements	60%	60%	60%	n/a	59%	61%	n/a	59%	60%	n/a	60%	61%

EBITDA Margin (2)
As Reported	29%	31%	43%	n/a	32%	35%	n/a	31%	32%	n/a	31%	34%
Without Reciprocal Compensation settlements	29%	31%	42%	n/a	31%	35%	n/a	31%	32%	n/a	31%	34%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	The Company separately presents EBITDA, gross margin and EBITDA margin and recurring revenue without reciprocal compensation settlements and MCI/WorldCom settlements to help enhance comparability of these measures between periods. Total Revenue represents the revenue reported on a GAAP basis.